Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com
For Immediate Release

Spire Reports Third Quarter Results
Affirms FY18 earnings guidance

ST. LOUIS (August 2, 2018) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2018 third quarter ended June 30, 2018. Highlights include:

•	Third quarter fiscal 2018 earnings per diluted share of $0.52, compared to $0.45 a year ago

•	Net economic earnings* (NEE) per share of $0.31, down from $0.44 a year ago, reflecting the expected shift in the timing of utility earnings from the Missouri rate design change

•	Our FY18 NEE per share guidance of $3.65 - $3.75 and our $500 million capital spend target are affirmed; our long-term earnings growth target remains 4 - 7 percent

“Our third quarter results reflect strong performance across our businesses including organic growth and upgrades to our infrastructure and technology,” said Suzanne Sitherwood, president and chief executive officer of Spire. “These investments are enabling us to deliver greater service quality and reliability to the homes, businesses and communities we serve. We also strengthened our balance sheet and continued to advance our non-utility businesses. We are expanding and strengthening our Spire Marketing and Spire Storage businesses, while preparing to move forward with our Spire STL Pipeline once we receive FERC approval.”

Third Quarter Results	Three months ended June 30,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss)* by Segment
Gas Utility	$16.9	$23.3	$0.34	$0.48
Gas Marketing	4.4	2.3	0.09	0.05
Other	(6.1)	(4.0)	(0.12)	(0.09)
Total	$15.2	$21.6	$0.31	$0.44
Fair value adjustments, pre-tax	16.0	2.2	0.32	0.05
Acquisition-related costs, pre-tax	(3.3)	(1.9)	(0.07)	(0.04)
Income tax effect of pre-tax adjustments	(2.0)	(0.2)	(0.04)	—
Net Income	$25.9	$21.7	$0.52	$0.45

Weighted Average Diluted Shares Outstanding	49.7	48.2

* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended June 30, 2018, the third quarter of our fiscal year, was $25.9 million ($0.52 per diluted share), up from $21.7 million ($0.45 per share) in the prior year period.
NEE for the third quarter of fiscal 2018 were $15.2 million ($0.31 per share), down from $21.6 million ($0.44 per share) last year, reflecting improved Gas Marketing results more than offset by the outcome of the Missouri rate cases as discussed below. Current year per share amounts reflect our successful equity offering completed on May 10, 2018, of 2.3 million shares (or 4.7 percent of our then outstanding shares).
NEE exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these impacts include the revaluation of deferred tax assets and liabilities due to the federal Tax Cuts and Jobs Act and the write-off of assets related to pension costs and property sold that were disallowed in our recent Missouri rate proceedings.
Gas Utility
The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Third quarter NEE were $16.9 million, down from $23.3 million in the prior year, reflecting a lower contribution margin and higher expenses.
Contribution margin decreased by $4.1 million, driven by a change in seasonal rate design at the Missouri utilities effective April 19, and the timing of a reduction in customer rates at Spire Alabama to reflect the benefits of tax reform. These impacts were partially offset by higher usage volumes driven by favorable weather (particularly unseasonably cold temperatures in April), a smaller rate adjustment for Spire Alabama under the Rate Stabilization and Equalization (RSE) mechanism, and modest customer growth.
Operation and maintenance (O&M) expenses of $105.6 million for the quarter were up $4.8 million, mainly due to an increase in the amount of pension expense recognized as a result of our recent Missouri rate cases. O&M also increased due to higher bad debt expense driven by colder weather. Depreciation and amortization expenses increased by $2.1 million from last year, reflecting higher capital investment. Taxes other than income increased $3.0 million reflecting higher volume-driven gross receipts taxes.
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing and related services on a non-regulated basis across the country, with a core operating footprint in the central U.S. Gas Marketing reported third quarter NEE of $4.4 million, up from $2.3 million in the prior year, reflecting improved market conditions driven by favorable weather and widened basis differentials that contributed to increased trading value and storage optimization.
Other
Other non-utility operations and corporate costs on a NEE basis for the third quarter were $6.1 million in fiscal 2018, up from $4.0 million a year ago. The increase is largely due to higher after-tax interest and other corporate costs.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss) by Segment
Gas Utility	$208.1	$187.3	$4.26	$4.02
Gas Marketing	18.2	3.7	0.37	0.08
Other	(16.0)	(12.9)	(0.33)	(0.28)
Total	$210.3	$178.1	$4.30	$3.82
Missouri regulatory adjustments, pre-tax	(30.6)	—	(0.63)	—
Fair value adjustments, pre-tax	3.7	(3.0)	0.08	(0.07)
Acquisition-related costs, pre-tax	(7.0)	(2.1)	(0.14)	(0.04)
Income tax effect of pre-tax adjustments	9.7	1.9	0.20	0.04
Effects of the Tax Cuts and Jobs Act	54.0	—	1.10	—
Net Income	$240.1	$174.9	$4.91	$3.75

Weighted Average Diluted Shares Outstanding	48.8	46.6
For the first nine months of fiscal 2018, we reported consolidated net income of $240.1 million (or $4.91 per share) compared to $174.9 million (or $3.75 per share) for the prior year. NEE for the nine months ended June 30, 2018 were $210.3 million (or $4.30 per share) up from $178.1 million (or $3.82 per share) a year ago. The increase in NEE was driven by higher earnings from both our Gas Utility and Gas Marketing segments, and also reflects the benefits of federal income tax reform. Current year per share results reflect our May 2018 equity offering.
Gas Utility
Gas Utility reported NEE of $208.1 million, up from $187.3 million a year ago, reflecting a higher contribution margin and the benefits of lower federal income tax rates, partially offset by higher operating expenses.
Year-to-date contribution margin increased by $18.3 million, with $28.7 million due to higher volumes. Contribution margin also benefited from a $5.8 million increase in Infrastructure System Replacement Surcharge (ISRS) revenues, modest customer growth and a smaller RSE rate adjustment for Spire Alabama. These positive factors were partially offset by a $9.8 million reduction due to the implementation of a new rate design at the Missouri utilities, effective in the third quarter, that concentrates more of our margin and earnings in the winter months (our fiscal first and second quarters). Margin was also impacted by a $9.7 million reduction in customer rates across our southeast gas utilities to reflect the lower federal income taxes.
O&M expenses increased by $48.5 million, or by a net $11.9 million after removing the $36.6 million gross write-off of disallowed O&M recoveries in our Missouri rate cases that concluded in March. The net O&M increase is largely due to weather driven increases in employee-related costs and bad debt expense. Depreciation and amortization rose by $7.9 million reflecting increased capital investment across our utilities. Taxes other than income taxes were up $16.0 million due to an increase in gross receipts taxes on higher volumes.
Gas Marketing
NEE were $18.2 million, up from $3.7 million in the prior year. Higher earnings were driven by a $25.3 million increase in contribution margin due to improved market conditions leading to higher overall basis differentials (spreads), and storage and transport optimization.
Other
On a NEE basis, year-to-date costs were $16.0 million, up from $12.9 million in the prior-year period, reflecting higher after-tax interest and other corporate costs.

Balance Sheets and Cash Flows
We maintain a strong capital structure with ample liquidity. At June 30, 2018, our long-term capitalization was 51.5 percent equity, compared to 48.7 percent equity capitalization at September 30, 2017, the end of our prior fiscal year. The increase in equity capitalization reflects the May 2018 issuance of 2.3 million shares described earlier, which resulted in net proceeds of $153.0 million.
Short-term borrowings outstanding at June 30, 2018 were $191.0 million, down from $450.7 million a year ago, reflecting an increase in long-term borrowing for our gas utilities over the last year and the repayment of short-term debt from the equity offering proceeds. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.
Net cash provided by operating activities was $511.3 million for the nine months ended June 30, 2018, compared to $320.7 million for the prior-year period. The increase was due to higher net income, as adjusted for deferred tax balances tied to tax reform, the timing of purchased gas adjustments, and fluctuations in working capital items. Capital expenditures for the first nine months of fiscal 2018 were $334.3 million, up 12 percent from $298.6 million in the prior year, reflecting increased infrastructure upgrades, investment to support customer growth and new business development, and for the Spire STL Pipeline.
For additional details on Spire’s results for the third quarter of fiscal 2018, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Pipelines and Storage
We continue to advance our non-utility businesses as part of our overall growth strategy, including the development of our Spire STL Pipeline project and investing in natural gas storage.
Spire STL Pipeline
Spire STL Pipeline is a planned 65-mile natural gas supply pipeline that will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus/Utica producing regions, while enhancing reliability and the diversity of our physical transport portfolio.
We anticipate that we will receive a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission in the near future, allowing us to complete the necessary land acquisitions and other pre-construction activities.
Spire Storage
As previously announced, in late December 2017, we acquired a majority interest in a large natural gas storage facility in Wyoming. The facility interconnects with five interstate pipes, has access to the Rockies Express Pipeline, and is strategically located near the Opal hub. It is positioned to serve multiple regions and customers including utilities, power generators, marketers and pipelines. In May 2018, we expanded our operations by acquiring a smaller adjacent storage facility.
In early July, we submitted an application with FERC to combine the operations into one FERC certificate with a market-based tariff. We continue to work on the integration of our Spire Storage facilities including making planned investments in improving operating performance and expanding capacity. The operating results of Spire Storage, including integration costs, are included in Other, but are excluded from NEE in fiscal 2018.

Earnings Guidance and Outlook
We affirm our fiscal 2018 NEE guidance range of $3.65 - $3.75 per diluted share. This range reflects our year-to-date performance and incorporates the impacts of tax reform and our recently concluded Missouri rate cases. The Missouri rate cases increase the annualized run rate of expenses and change our rate design and, as a result, more of our margins and earnings are concentrated in the winter heating season, as noted earlier.
Our longer-term NEE per share growth target remains 4 - 7 percent. This target uses run-rate 2018 earnings as the base, which removes an estimated $0.17 per share of performance from Spire Marketing in the first half of fiscal 2018 that benefited from significantly more favorable weather-driven market conditions that are not expected to recur next year.
Our capital expenditures forecast for fiscal 2018 remains $500 million and our five-year capital spend outlook for the fiscal years 2018-2022 remains $2.5 billion.
Dividends
The Spire board of directors declared a quarterly common stock dividend of $0.5625 per share, payable October 2, 2018, to shareholders of record on September 11, 2018. We have continuously paid a cash dividend since 1946, with 2018 marking the 15th consecutive year of increasing dividends on an annualized basis.
Regulatory Update
Missouri
On June 7, Spire Missouri filed with the Missouri Public Service Commission (MoPSC) to request ISRS revenues of $4.8 million for Spire Missouri East and $7.1 million for Spire Missouri West. The ISRS mechanism allows for more timely recovery of investments in infrastructure upgrades that improve the integrity and safety of our distribution system. The amounts requested through June 2018 are to recover ISRS-eligible investments not included in rates in the recent rate cases.
On June 20, Spire Missouri filed with the MoPSC seeking financing authority for $5oo million for the three-year period October 1, 2018 to September 30, 2021 (fiscal years 2019 through 2021). The current three-year authority expires September 30, 2018, and has $130 million of the original $300 million authority remaining.
Alabama
The parameters of the RSE mechanism, used by the Alabama Public Service Commission (APSC) to annually set rates for Spire Alabama, are currently being reviewed for possible update. We anticipate that the parameters will be established later this year. They were last established effective for fiscal 2014 (year ended September 30, 2014), with the APSC having the right, but not the obligation, to revise them in four years.

Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2018 third quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, August 2
12 p.m. CDT (1 p.m. EDT)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142
The call will also be webcast in a listen-only format for the media and general public. The webcast (and subsequent replay) can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 2 p.m. CDT (3 p.m. EDT) on August 2 until September 1 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10121465.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our non-utility operations include Spire Marketing which provides natural gas marketing and related services. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2018, to be filed with the Securities and Exchange Commission.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items include the revaluation of deferred tax assets and liabilities due to the federal Tax Cuts and Jobs Act and the write-off of certain long-standing assets related to pension costs and property sold as a result of disallowances in our Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income - Unaudited

(In Millions, except per share amounts)	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017

Operating Revenues:
Gas Utility	$334.8	$305.1	$1,667.3	$1,419.1
Gas Marketing and other	15.8	18.4	58.5	62.9
Total Operating Revenues	350.6	323.5	1,725.8	1,482.0
Operating Expenses:
Gas Utility
Natural and propane gas	107.2	76.7	731.7	524.8
Operation and maintenance	105.6	100.8	347.1	298.6
Depreciation and amortization	40.5	38.4	121.9	114.0
Taxes, other than income taxes	33.5	30.5	128.2	112.2
Total Gas Utility Operating Expenses	286.8	246.4	1,328.9	1,049.6
Gas Marketing and other	11.4	26.8	97.6	112.6
Total Operating Expenses	298.2	273.2	1,426.5	1,162.2
Operating Income	52.4	50.3	299.3	319.8
Other Income - Net	3.4	1.5	6.3	5.6
Interest Charges:
Interest on long-term debt	20.8	19.0	62.5	57.3
Other interest charges	3.4	2.4	11.5	8.9
Total Interest Charges	24.2	21.4	74.0	66.2
Income Before Income Taxes	31.6	30.4	231.6	259.2
Income Tax Expense (Benefit)	5.7	8.7	(8.5)	84.3
Net Income	$25.9	$21.7	$240.1	$174.9

Weighted Average Number of Common Shares Outstanding:
Basic	49.6	48.1	48.7	46.4
Diluted	49.7	48.2	48.8	46.6

Basic Earnings Per Share of Common Stock	$0.52	$0.45	$4.92	$3.76
Diluted Earnings Per Share of Common Stock	$0.52	$0.45	$4.91	$3.75
Dividends Declared Per Share of Common Stock	$0.5625	$0.525	$1.6875	$1.575

Condensed Consolidated Balance Sheets - Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2018	2017	2017
ASSETS
Utility Plant	$5,501.6	$5,278.4	$5,071.4
Less: Accumulated depreciation and amortization	1,669.8	1,613.2	1,609.6
Net Utility Plant	3,831.8	3,665.2	3,461.8
Non-utility Property	143.5	52.0	39.9
Goodwill	1,171.6	1,171.6	1,163.9
Other Investments	71.0	64.2	63.8
Other Property and Investments	1,386.1	1,287.8	1,267.6
Current Assets:
Cash and cash equivalents	6.9	7.4	8.3
Accounts receivable, net	246.7	271.4	248.2
Delayed customer billings	32.8	3.4	7.0
Inventories	153.2	225.8	174.8
Other	145.3	217.5	190.8
Total Current Assets	584.9	725.5	629.1
Regulatory Assets and Other Deferred Charges	782.1	868.2	939.7
Total Assets	$6,584.9	$6,546.7	$6,298.2

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,530.9	$1,373.9	$1,371.9
Retained earnings	772.4	614.2	653.1
Accumulated other comprehensive income	4.4	3.2	3.2
Total Equity	2,307.7	1,991.3	2,028.2
Redeemable noncontrolling interest	6.5	—	—
Long-term debt (less current portion)	2,024.5	1,995.0	1,925.3
Total Capitalization	4,338.7	3,986.3	3,953.5
Current Liabilities:
Current portion of long-term debt	155.5	100.0	—
Notes payable	191.0	477.3	450.7
Accounts payable	195.5	257.1	206.4
Advance customer billings	9.7	32.0	15.9
Accrued liabilities and other	262.4	231.5	236.8
Total Current Liabilities	814.1	1,097.9	909.8
Deferred Credits and Other Liabilities:
Deferred income taxes	476.8	707.5	705.3
Pension and postretirement benefit costs	219.3	237.4	300.4
Asset retirement obligations	305.9	296.6	214.7
Regulatory liabilities	364.3	157.2	139.8
Other	65.8	63.8	74.7
Total Deferred Credits and Other Liabilities	1,432.1	1,462.5	1,434.9
Total Capitalization and Liabilities	$6,584.9	$6,546.7	$6,298.2

Condensed Consolidated Statements of Cash Flows - Unaudited

(In Millions)	Nine months ended June 30,
	2018	2017
Operating Activities:
Net Income	$240.1	$174.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122.9	114.4
Deferred income taxes and investment tax credits	(9.5)	84.1
Changes in assets and liabilities	113.3	(57.2)
Other	44.5	4.5
Net cash provided by operating activities	511.3	320.7

Investing Activities:
Capital expenditures	(334.3)	(298.6)
Acquisition activity	(28.1)	3.8
Other	(8.9)	1.1
Net cash used in investing activities	(371.3)	(293.7)

Financing Activities:
Repayment of long-term debt	—	(393.8)
Issuance of long-term debt	75.0	250.0
(Repayment) issuance of short-term debt - net	(286.3)	52.0
Issuance of common stock	154.2	146.4
Dividends paid	(80.2)	(70.9)
Other	(3.2)	(7.6)
Net cash used in financing activities	(140.5)	(23.9)

Net (Decrease) Increase in Cash and Cash Equivalents	(0.5)	3.1
Cash and Cash Equivalents at Beginning of Period	7.4	5.2
Cash and Cash Equivalents at End of Period	$6.9	$8.3

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended June 30, 2018
Net Income (Loss) (GAAP)	$18.5	$16.2	$(8.8)	$25.9	$0.52
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(16.0)	—	(16.0)	(0.32)
Acquisition, divestiture and restructuring activities	—	—	3.3	3.3	0.07
Income tax effect of adjustments (1)	(1.6)	4.2	(0.6)	2.0	0.04
Net Economic Earnings (Loss) (Non-GAAP)	$16.9	$4.4	$(6.1)	$15.2	$0.31
Diluted EPS (GAAP)	$0.37	$0.33	$(0.18)	$0.52
Net Economic EPS (Non-GAAP) (2)	$0.34	$0.09	$(0.12)	$0.31

Three Months Ended June 30, 2017
Net Income (Loss) (GAAP)	$23.0	$3.7	$(5.0)	$21.7	$0.45
Adjustments, pre-tax:
Unrealized loss (gain) on energy-related derivatives	0.1	(2.3)	—	(2.2)	(0.05)
Acquisition, divestiture and restructuring activities	0.2	—	1.7	1.9	0.04
Income tax effect of adjustments (1)	—	0.9	(0.7)	0.2	—
Net Economic Earnings (Loss) (Non-GAAP)	$23.3	$2.3	$(4.0)	$21.6	$0.44
Diluted EPS (GAAP)	$0.48	$0.08	$(0.11)	$0.45
Net Economic EPS (Non-GAAP) (2)	$0.48	$0.05	$(0.09)	$0.44

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP - Year-to-Date

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Nine Months Ended June 30, 2018
Net Income (GAAP)	$166.2	$20.0	$53.9	$240.1	$4.91
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized gain on energy-related derivatives	—	(3.4)	—	(3.4)	(0.07)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	6.8	7.0	0.14
Income tax effect of adjustments (1)	(9.2)	1.0	(1.5)	(9.7)	(0.20)
Effects of the Tax Cuts and Jobs Act	20.3	0.9	(75.2)	(54.0)	(1.10)
Net Economic Earnings (Loss) (Non-GAAP)	$208.1	$18.2	$(16.0)	$210.3	$4.30
Diluted EPS (GAAP)	$3.40	$0.41	$1.10	$4.91
Net Economic EPS (Non-GAAP) (2)	$4.26	$0.37	$(0.33)	$4.30

Nine Months Ended June 30, 2017
Net Income (Loss) (GAAP)	$187.0	$1.9	$(14.0)	$174.9	$3.75
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	0.1	3.1	—	3.2	0.07
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	—
Acquisition, divestiture and restructuring activities	0.3	—	1.8	2.1	0.04
Income tax effect of adjustments (1)	(0.1)	(1.1)	(0.7)	(1.9)	(0.04)
Net Economic Earnings (Loss) (Non-GAAP)	$187.3	$3.7	$(12.9)	$178.1	$3.82
Diluted EPS (GAAP)	$4.01	$0.04	$(0.30)	$3.75
Net Economic EPS (Non-GAAP) (2)	$4.02	$0.08	$(0.28)	$3.82

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2018
Operating Income (Loss) (GAAP)	$35.0	$21.6	$(4.2)	$—	$52.4
Operation and maintenance expenses	107.9	2.0	7.7	(2.6)	115.0
Depreciation and amortization	40.5	—	0.5	—	41.0
Taxes, other than income taxes	33.5	0.1	0.3	—	33.9
Less: Gross receipts tax expense	(20.4)	—	—	—	(20.4)
Contribution Margin (Non-GAAP)	196.5	23.7	4.3	(2.6)	221.9
Natural and propane gas costs	117.9	(9.3)	—	(0.3)	108.3
Gross receipts tax expense	20.4	—	—	—	20.4
Operating Revenues	$334.8	$14.4	$4.3	$(2.9)	$350.6

Three Months Ended June 30, 2017
Operating Income (Loss) (GAAP)	$47.1	$5.9	$(2.7)	$—	$50.3
Operation and maintenance expenses	101.9	1.5	4.5	(1.3)	106.6
Depreciation and amortization	38.4	0.1	0.1	—	38.6
Taxes, other than income taxes	30.5	0.1	0.1	—	30.7
Less: Gross receipts tax expense	(17.3)	—	—	—	(17.3)
Contribution Margin (Non-GAAP)	200.6	7.6	2.0	(1.3)	208.9
Natural and propane gas costs	88.7	10.3	0.1	(1.8)	97.3
Gross receipts tax expense	17.3	—	—	—	17.3
Operating Revenues	$306.6	$17.9	$2.1	$(3.1)	$323.5

Nine Months Ended June 30, 2018
Operating Income (Loss) (GAAP)	$279.5	$27.7	$(7.9)	$—	$299.3
Operation and maintenance expenses	353.5	5.1	17.8	(7.5)	368.9
Depreciation and amortization	121.9	—	1.0	—	122.9
Taxes, other than income taxes	128.2	0.2	0.4	—	128.8
Less: Gross receipts tax expense	(87.0)	(0.1)	—	—	(87.1)
Contribution Margin (Non-GAAP)	796.1	32.9	11.3	(7.5)	832.8
Natural and propane gas costs	784.5	22.3	0.2	(1.1)	805.9
Gross receipts tax expense	87.0	0.1	—	—	87.1
Operating Revenues	$1,667.6	$55.3	$11.5	$(8.6)	$1,725.8

Nine Months Ended June 30, 2017
Operating Income (Loss) (GAAP)	$320.3	$2.9	$(3.4)	$—	$319.8
Operation and maintenance expenses	301.7	4.4	8.4	(3.9)	310.6
Depreciation and amortization	114.0	0.1	0.3	—	114.4
Taxes, other than income taxes	112.2	0.3	0.2	—	112.7
Less: Gross receipts tax expense	(70.4)	(0.1)	—	—	(70.5)
Contribution Margin (Non-GAAP)	777.8	7.6	5.5	(3.9)	787.0
Natural and propane gas costs	578.8	54.1	0.2	(8.6)	624.5
Gross receipts tax expense	70.4	0.1	—	—	70.5
Operating Revenues	$1,427.0	$61.8	$5.7	$(12.5)	$1,482.0